UIL HOLDINGS CORPORATION
157 CHURCH STREET
P.O. BOX 1564
NEW HAVEN, CT  06506-0901
203.499.2812 FAX:  203.499.3626

NEWS RELEASE

                                  UIL HOLDINGS CORPORATION

JANUARY 13, 2004           ANALYST CONTACT:  SUSAN ALLEN       203-499-2409
                           MEDIA CONTACT:    KEVIN MOORE       203-499-2204
                                             AFTER HOURS       203-499-2812

        UIL HOLDINGS CORPORATION REPORTS ANTICIPATED IMPAIRMENT CHARGE
        --------------------------------------------------------------
                        FOR DISCONTINUED OPERATIONS
                        ---------------------------

         UIL Holdings announced today that financial results for American Payment Systems, Inc. (APS) will be reported as discontinued operations for the year ending 2003. Management also announced that it will record an impairment charge in the fourth quarter relating to the telephony assets of APS.

         On December 17, 2003, UIL announced an agreement to sell its wholly owned subsidiary APS, a leading U.S. provider of walk-in bill payment services, to CheckFree Corporation. Under the terms of the agreement, CheckFree will not acquire APS' telephony assets, including APS' 51% ownership interest in CellCards of Illinois, LLC. These telephony businesses will not be part of UIL's overall strategic business focus after its sale of APS, and therefore, the manage- ment of UIL and APS are currently in the process of attempting to sell them. UIL's reassessment of the value of APS' telephony assets as a stand-alone operation has resulted in an impairment charge of $.30-$.35 per share that will be recorded in the fourth quarter and will be reported as part of discontinued operations for the year ended 2003.

         The sale of APS is currently expected to close in the second quarter of 2004. The gain, net of transaction costs, from the sale of APS will be reported in that period. UIL still expects its earnings from continuing operations for 2003 to be between $1.90 and $2.00 per share as previously estimated.

         UIL Holdings Corporation is the holding company for The United Illuminating Company (UI) and United Resources, Inc. UI is a New Haven-based regional distribution utility that provides electricity and energy-related services to more than 320,000 customers in municipalities in the Greater New Haven and Greater Bridgeport areas. URI is the umbrella for UIL Holdings' non-utility business units, including Xcelecom, Inc., American Payment Systems, Inc., United Capital Investments, Inc. and United Bridgeport Energy, Inc. UIL Holdings World Wide Web address is http://www.uil.com/ and the company is traded on the New York Stock Exchange under the symbol UIL.

         CERTAIN STATEMENTS CONTAINED HEREIN, REGARDING MATTERS THAT ARE NOT HISTORICAL FACTS, ARE FORWARD-LOOKING STATEMENTS (AS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995). SUCH FORWARD-LOOKING STATEMENTS INCLUDE RISKS AND UNCERTAINTIES; CONSEQUENTLY, ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED THEREBY, INCLUDING, BUT NOT LIMITED TO, GENERAL ECONOMIC CONDITIONS, LEGISLATIVE AND REGULATORY CHANGES, DEMAND FOR ELECTRICITY AND OTHER PRODUCTS AND SERVICES,CHANGES IN ACCOUNTING PRINCIPLES, POLICIES OR GUIDELINES, AND OTHER ECONOMIC, COMPETITIVE, GOVERNMENTAL, AND TECHNOLOGICAL FACTORS AFFECTING THE OPERATIONS, MARKETS, PRODUCTS, SERVICES AND PRICES OF THE COMPANY'S SUBSIDIARIES. FORWARD-LOOKING STATEMENTS INCLUDED HEREIN SPEAK ONLY AS OF THE DATE HEREOF AND
         THE COMPANY UNDERTAKES NO OBLIGATION TO REVISE OR UPDATE SUCH STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE HEREOF OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS OR CIRCUMSTANCES.
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